Exhibit 99.1

Consolidated Water Reports First Quarter 2024 Revenue up 21% to $39.7 Million, Driving Net Income from Continuing Operations of $6.9 Million or $0.43 Diluted EPS

GEORGE TOWN, Grand Cayman, Cayman Islands, May 15, 2024 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading designer, builder and operator of advanced water supply and treatment plants, reported results for the first quarter ended March 31, 2024. All comparisons are to the same prior year period unless otherwise noted.

The company will hold a conference call at 11:00 a.m. Eastern time tomorrow to discuss the results (see dial-in information below).

First Quarter 2024 Financial Highlights

●	Total revenue up 21% to $39.7 million.
●	Retail revenue up 11% to $8.6 million.
●	Services revenue increased 37% to $17.4 million, with recurring services revenue generated from operations and maintenance contracts up 93% to $7.1 million.
●	Manufacturing revenue increased 57% to $5.3 million.
●	Net income from continuing operations attributable to company stockholders was $6.9 million or $0.43 per diluted share, as compared to $4.1 million or $0.26 per diluted share in the first quarter of 2023.
●	Cash and cash equivalents totaled $46.2 million and working capital was $95.0 million as of March 31, 2024.

First Quarter 2024 Operational Highlights

●	Recognized $4.9 million in revenue on the construction of a $81 million water treatment plant in Goodyear, Arizona, being completed by the company’s subsidiary, PERC Water Corporation (PERC). The project was certified substantially complete in January 2024, with the remaining work planned for completion by the end of the second quarter of this year.
●	Volume of retail water sold in the company’s licensed service area increased 10% to a record 267.6 million gallons.
●	Continued construction of a new 2.6 million gallon per day Red Gate desalination plant in Grand Cayman and received substantial completion from the customer on May 1st.
●	Continued piloting, design and permitting for a $150 million project to design, construct, operate and maintain a seawater desalination plant in Hawaii announced in June of last year.

●	Recognized $1.8 million in operations and maintenance revenue from Ramey Environmental Compliance, Inc. (REC). REC was acquired by the company in October 2023 to create a new channel for expansion of the company’s presence in water-stressed regions in Colorado.

Management Commentary

“In Q1, we reported a 21% increase in revenue to $39.7 million, reflecting strong growth across three of our four business segments,” stated company CEO, Rick McTaggart. “Our retail water segment benefited from a 10% increase in the volume of water sold to customers in our exclusive utility license area on Grand Cayman, with this increase largely due to resident population growth and less rainfall during the quarter.

“Our 37% growth in services segment revenue resulted from slightly higher design-build revenue along with a 93% increase in recurring operating and maintenance revenue generated by PERC and our newly acquired subsidiary, REC.

“In the first quarter, we recognized the addition of $1.8 million in operations and maintenance revenue from REC. REC’s stellar track record and industry reputation gives us a very effective new channel to provide design-build and operations services in water-stressed regions of Colorado. REC operates and maintains water and wastewater treatment plants and provides technical services to more than 100 clients in the mountain and eastern plains regions of Colorado which is very similar to PERC’s O&M business.

“PERC’s strong operating performance and revenue growth continues to significantly improve the results of our services segment and our top and bottom line. Its expanding presence in the Southwestern U.S. — a region that urgently needs new fresh water sources due to population growth and continued drought conditions — has positioned us for further growth and development in this important segment of our business.

“During the quarter, we continued our site investigation, engineering, permitting and public outreach under our contract to design, construct, operate and maintain a $150 million seawater desalination plant in Oahu, Hawaii. We completed the installation and commissioning of the Hawaii pilot plant during the quarter and on schedule.

“We anticipate recognizing significantly more revenue from the Hawaii project beginning in 2025, particularly in the second half when we expect to break ground on construction of the full plant. We believe our 50 years of experience in designing, building and operating many of the world’s most energy-efficient seawater desalination plants will ensure that this project is successful and will exceed the expectations of our client, the Board of Water Supply of Honolulu.

“We also believe our entrance into the U.S. desalination market in Hawaii positions us well for other opportunities we see emerging in the drought-stricken Western Continental U.S.

“Looking ahead, we remain very optimistic about our future growth prospects and for many reasons. This includes water sales growth in Grand Cayman and our Hawaii design-build-operate project underway, as well as the robust project bidding activity we continue to see in the Western U.S. We are currently pursuing a number of design and build projects which could begin in 2025 and subsequent years.

“We believe our highly efficient and aesthetically pleasing treatment plant designs, world-class operating and maintenance capabilities, and our innovative project delivery models are all superior to others and therefore provide us with strong competitive advantages. Combined with flourishing markets, we believe this all represents strong drivers for growth, increased profitability, and further strengthening of shareholder value.”

First Quarter 2024 Financial Summary

Revenue totaled $39.7 million, up 21% compared to $32.9 million in the first quarter of 2023. The increase was primarily driven by increases of $0.9 million in the retail segment, $4.7 million in the services segment and $1.9 million in the manufacturing segment. The increase was partially offset due to a decrease of $0.7 million in the bulk segment.

Retail revenue increased primarily due to a 6% increase in the volume of water sold. The volume of water sold in the Cayman Water license area to retail end-user customers increased by 10% due to resident population growth and less rainfall on Grand Cayman in the first quarter of 2024. The increase was partially offset by a decrease in the volume of water sold directly to the Water Authority - Cayman.

The decrease in bulk segment revenue was due to a decrease of 2% in the volume of water sold by CW-Bahamas and lower energy costs, which decreased the energy pass-through component of the company’s bulk water rates.

The increase in services segment revenue was primarily due to plant construction revenue increasing 6% to $9.2 million. The company recognized approximately $4.9 million in revenue for the construction of the water treatment plant in Goodyear, Arizona.

Revenue generated under operations and maintenance contracts totaled $7.1 million in the first quarter of 2024, up 93% from the first quarter of 2023. REC contributed $1.8 million of the increase, with the remainder of the increase related to new PERC contracts.

The increase in manufacturing segment revenue was due to higher project activity.

Gross profit for the first quarter of 2024 was $13.9 million or 35% of total revenue, up 31% from $10.6 million or 32% of total revenue in the first quarter of 2023.

Net income from continuing operations attributable to stockholders for the first quarter of 2024 was $6.9 million or $0.43 per diluted share, compared to net income of $4.1 million or $0.26 per diluted share in the first quarter of 2023.

Net income attributable to Consolidated Water stockholders for the first quarter of 2024, which includes the results of discontinued operations, was $6.5 million or $0.40 per diluted share, up from net income of $3.8 million or $0.24 per diluted share in the first quarter of 2023.

Cash and cash equivalents totaled $46.2 million as of March 31, 2024, with working capital of $95.0 million, debt of $0.3 million, and stockholders’ equity of $192.1 million.

First Quarter Segment Results

	Three Months Ended March 31, 2024
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$8,624,938	$8,342,094	$17,417,611	$5,304,747	$39,689,390
Cost of revenue	3,551,344	5,565,258	12,668,939	4,025,826	25,811,367
Gross profit	5,073,594	2,776,836	4,748,672	1,278,921	13,878,023
General and administrative expenses	4,104,332	344,141	1,597,854	517,702	6,564,029
Income from operations	$969,262	$2,432,695	$3,150,818	$761,219	7,313,994
Other income, net					418,184
Income before income taxes					7,732,178
Provision for income taxes					621,696
Net income from continuing operations					7,110,482
Income from continuing operations attributable to non-controlling interests					169,068
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					6,941,414
Net loss from discontinued operations					(467,066)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$6,474,348

	Three Months Ended March 31, 2023
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$7,771,095	$9,004,373	$12,721,701	$3,371,821	$32,868,990
Cost of revenue	3,550,794	6,243,146	10,044,078	2,471,890	22,309,908
Gross profit	4,220,301	2,761,227	2,677,623	899,931	10,559,082
General and administrative expenses	4,177,107	352,975	1,088,672	417,908	6,036,662
Gain (loss) on asset dispositions and impairments, net	(7,287)	11,270	—	1,933	5,916
Income from operations	$35,907	$2,419,522	$1,588,951	$483,956	4,528,336
Other income, net					157,059
Income before income taxes					4,685,395
Provision for income taxes					449,485
Net income from continuing operations					4,235,910
Income attributable to non-controlling interests					163,121
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					4,072,789
Net loss from discontinued operations					(259,163)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$3,813,626

Annual General Meeting of Shareholders

The company has set May 28, 2024 as the date of its Annual General Meeting of Shareholders to be held at 3:00 p.m. Cayman Islands time (4:00 p.m. EDT) at the Grand Cayman Marriott Resort, Seven Mile Beach, Grand Cayman, Cayman Islands. Holders of record of the company’s stock as of March 28, 2024 will be entitled to vote at the meeting.

Conference Call

Consolidated Water management will host a conference call tomorrow to discuss these results, which will include a question-and-answer period.

Date: Thursday, May 16, 2024

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 6934674

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting with the call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through May 23, 2024, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 6934674

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company designs, constructs and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, constructs and operates water treatment and reuse facilities in the United States. The company recently entered the U.S. desalination market with a contract to design, constructs, operate and maintain a seawater desalination plant in Hawaii.

The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in the Bahamas; and (v) various other risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form

10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at http://ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
David W. Sasnett
Executive Vice President and CFO
Tel (954) 509-8200
Email Contact

Investor Relations Contact:
Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566
Email Contact

Media Contact:
Tim Randall
CMA Media Relations
Tel (949) 432-7572
Email Contact

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$46,177,641	$42,621,898
Accounts receivable, net	41,764,256	38,226,891
Inventory	4,181,593	6,044,642
Prepaid expenses and other current assets	2,766,319	4,056,370
Contract assets	23,340,495	21,553,057
Current assets of discontinued operations	542,257	211,517
Total current assets	118,772,561	112,714,375
Property, plant and equipment, net	54,848,748	55,882,521
Construction in progress	819,420	495,471
Inventory, noncurrent	5,005,026	5,045,771
Investment in OC-BVI	1,262,474	1,412,158
Goodwill	12,861,404	12,861,404
Intangible assets, net	3,189,092	3,353,185
Operating lease right-of-use assets	2,052,610	2,135,446
Other assets	3,227,950	3,407,973
Long-term assets of discontinued operations	21,126,898	21,129,288
Total assets	$223,166,183	$218,437,592

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$11,148,185	$11,604,369
Accrued compensation	4,337,849	3,160,030
Dividends payable	1,578,080	1,572,655
Current maturities of operating leases	381,423	456,865
Current portion of long-term debt	183,382	192,034
Contract liabilities	5,459,342	6,237,011
Deferred revenue	261,242	317,017
Current liabilities of discontinued operations	453,081	364,665
Total current liabilities	23,802,584	23,904,646
Long-term debt, noncurrent	149,824	191,190
Deferred tax liabilities	83,931	530,780
Noncurrent operating leases	1,735,851	1,827,302
Other liabilities	153,000	153,000
Total liabilities	25,925,190	26,606,918
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 44,025 and 44,297 shares, respectively	26,415	26,578
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,828,929 and 15,771,545 shares, respectively	9,497,357	9,462,927
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	—	—
Additional paid-in capital	92,431,605	92,188,887
Retained earnings	90,113,086	85,148,820
Total Consolidated Water Co. Ltd. stockholders' equity	192,068,463	186,827,212
Non-controlling interests	5,172,530	5,003,462
Total equity	197,240,993	191,830,674
Total liabilities and equity	$223,166,183	$218,437,592

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended March 31,
	2024	2023
Revenue	$39,689,390	$32,868,990
Cost of revenue	25,811,367	22,309,908
Gross profit	13,878,023	10,559,082
General and administrative expenses	6,564,029	6,036,662
Gain on asset dispositions and impairments, net	—	5,916
Income from operations	7,313,994	4,528,336

Other income (expense):
Interest income	334,142	113,644
Interest expense	(33,501)	(37,844)
Profit-sharing income from OC-BVI	20,250	14,175
Equity in the earnings of OC-BVI	57,316	35,558
Other	39,977	31,526
Other income, net	418,184	157,059
Income before income taxes	7,732,178	4,685,395
Provision for income taxes	621,696	449,485
Net income from continuing operations	7,110,482	4,235,910
Income from continuing operations attributable to non-controlling interests	169,068	163,121
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	6,941,414	4,072,789
Loss from discontinued operations	(467,066)	(259,163)
Net income attributable to Consolidated Water Co. Ltd. stockholders	$6,474,348	$3,813,626

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.44	$0.26
Discontinued operations	(0.03)	(0.02)
Basic earnings per share	$0.41	$0.24

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.43	$0.26
Discontinued operations	(0.03)	(0.02)
Diluted earnings per share	$0.40	$0.24

Dividends declared per common and redeemable preferred shares	$0.095	$0.085

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,828,929	15,723,595
Diluted earnings per share	15,984,548	15,888,028